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                                                                     Exhibit 2.2

                             STOCK SALE AGREEMENT

     AGREEMENT OF SALE, dated April 7, 1997 (this "Agreement") by and between K-III Prime Corporation, Inc., a corporation organized under the laws of the State of Delaware ("Seller" or "the Seller"), and Career Education Corporation, a corporation organized under the laws of the State of Delaware ("Purchaser" or "the Purchaser").

     WHEREAS, The Katharine Gibbs Schools, Inc. (formerly known as K-III KG Holdings, Inc.), a Delaware corporation (the "Company"), is a wholly-owned subsidiary of Seller and each of the corporations listed on Appendix I is a direct wholly-owned subsidiary of the Company, which subsidiaries, with the Company, own and operate the network of Katharine Gibbs Schools; and

     WHEREAS, Purchaser desires to acquire, from Seller, the Schools by purchasing all of the outstanding securities of the Company.

     NOW, THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto agree as follows:

I.   Definitions.
     -----------
     1.01  Definitions.
           -----------
     As used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     (a) "Closing" shall mean the closing of the transactions contemplated by this Agreement, which shall take place on such date as agreed upon by Seller and Purchaser, which date shall not be later than May 31, 1997, provided that the parties shall work in good faith to effectuate the Closing as soon as practicable.

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     (b)  "Closing Date" shall mean 11:59 P.M. New York City time on the date on which the Closing occurs.

     (c) "Shares" shall mean 1000 shares of Common Stock, $.01 par value, of the Company, all of which shares are owned by Seller on the date hereof, which constitute all of the issued and outstanding capital stock of the Company.

     (d) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations thereunder, as in effect from time to time.

     (e) "School" shall mean each of the secretarial and business skills schools listed on Appendix II and "Schools" shall mean all thereof collectively.

     (f) "Subsidiary" shall mean each of the companies listed on Appendix I and "Subsidiaries" shall mean all thereof collectively.

     (g) "Best of Seller's Knowledge" or any similar term means the collective actual knowledge of the executive officers of Seller, the Company and each Subsidiary holding offices of vice-president or higher, following due inquiry of legal counsel to Sellers and the Company, and the President, the admissions director and the financial aid director of each School.

     (h) "Encumbrances" means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, deed of trust, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     (i) " GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board and the Emerging Issues Task Force (or any successor authority) that are applicable as of

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the date of determination, all as consistently applied in the preparation of the
Financial Statements.

     (j) "Legal Requirement" means any federal, state, local, municipal or other constitution, law, statute, regulation, rule, ordinance, order, judgment, decree, or administrative order, to which Seller, the Company, the Subsidiaries or Purchaser are subject, as applicable.

     (k) "Person" means any individual, general or limited partnership, corporation (including any non-profit corporation), limited liability company, joint stock company, joint venture, trust, association, unincorporated organization, labor union, governmental entity or other similar entity.

II.  Sale of Shares and Purchase Price.
     ---------------------------------

     2.01 Acquisition. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, Seller hereby agrees at the Closing to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser hereby agrees at the Closing to purchase from Seller, the entire legal and equitable right, title and interest in and to the Shares.

     2.02 Purchase Price.
            --------------

     (a) On the terms and subject to the conditions set forth in this Agreement and in consideration of the agreement of the Seller to make the sale, assignment, conveyance, transfer and delivery of the Shares and the representations of Seller, Purchaser hereby agrees to pay or cause to be paid to Seller the sum of Twenty Million Dollars ($20,000,000) subject to adjustment pursuant to Section 2.03 (the "Purchase Price") which shall be paid as follows:
Five Million Four Hundred Thousand Dollars ($5,400,000) (the "Closing Date Payment") shall be payable to Seller on the Closing Date, and Fourteen Million Six Hundred Thousand Dollars ($14,600,000) (the "Escrow Payment") shall be placed in an escrow account (the "Escrow") on the Closing Date to

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be disbursed in accordance with the provisions of an escrow agreement (the
"Escrow Agreement") substantially in the form of Exhibit A attached hereto. All payments shall be by wire transfer of immediately available Federal funds to an account designated in writing by Seller for that purpose.

     (b) In addition to the Purchase Price, Purchaser shall pay to Seller Seven Million Dollars ($7,000,000) (the "Non-Competition Payment") in consideration of Seller's execution of an agreement not to compete with Purchaser (the "Non-Competition Agreement") substantially in the form of Exhibit B attached hereto. In accordance with the terms of the Non-Competition Agreement, the Non-Competition Payment shall be placed in the Escrow on the Closing Date and distributed in accordance with the provisions of the Escrow Agreement.

2.03 Purchase Price Adjustment.
     -------------------------

     (a) Excess/Deficiency. As computed based on the Final Closing Date Balance Sheet (as described below), if the total current liabilities exceed the sum of the net book value of net accounts receivable, net cash in the bank accounts of the Company available to Purchaser after the Closing and $665,000, the amount of that difference shall be the "Deficiency". If, on the other hand, the sum of the net book value of net accounts receivable, net cash in the bank accounts of the Company available to Purchaser after the Closing and $665,000 exceed the total current liabilities, the amount of that difference shall be the "Excess".

     (b) Effect of Excess or Deficiency. Following final determination of the Final Closing Date Balance Sheet pursuant to Section 2.03 (c), the Purchase Price shall be decreased dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the Excess, if any.

     (c) Estimated Purchase Price Adjustment. No more than three days prior to the

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Closing Date, Purchaser and Seller, acting in good faith and consistent with
GAAP, the historical accounting practices, principles and cost accounting methods of Seller, the Company and the Subsidiaries consistently applied, shall agree to estimated entries for a consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date (the "Estimated Closing Date Balance Sheet"). Based on the Estimated Closing Date Balance Sheet, an estimated Excess or Deficiency (as the case may be) shall be computed in accordance with Section 2.03(a). If there is an estimated Deficiency, the Escrow Payment which Purchaser is obligated to deposit into the Escrow on the Closing Date shall be reduced dollar-for-dollar by the estimated Deficiency. If there is an estimated Excess, the Escrow Payment which Purchaser is obligated to deposit into the Escrow on the Closing Date shall be increased dollar-for-dollar by the amount of the estimated Excess.

     (d) Preliminary Closing Date Balance Sheet. As promptly as practicable following the Closing Date, Purchaser shall cause the Company to prepare and deliver to Seller the consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the date of Closing (the "Preliminary Closing Date Balance Sheet"). Such Preliminary Closing Date Balance Sheet shall be prepared using GAAP, the historical accounting practices, principles and cost accounting methods of Seller, consistently applied in accordance with the December Balance Sheet (as defined in Section 5.05) and certified by Purchaser's independent certified public accountants ("Purchaser's Accountants") as fairly presenting the consolidated financial position of the Company and the Subsidiaries as of the Closing Date. Based on the Preliminary Closing Date Balance Sheet, Purchaser's Accountants shall also compute the Excess or Deficiency (as the case may be) in accordance with Section 2.03(a). Purchaser shall have the Preliminary Closing Date Balance Sheet and the accompanying report of Purchaser's Accountants

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delivered to the Seller within sixty days (60) after the Closing Date. Seller and if Seller shall request, its certified public accountants ("Seller's Accountants"), shall be informed of and consulted in connection with the preparation and audit of the Preliminary Closing Date Balance Sheet prior to the certification thereof by Purchaser's Accountants. Seller (and Seller's Accountants) shall be given access to the books and records of the Company and the Subsidiaries for the purpose of verifying the Preliminary Closing Date Balance Sheet and the Excess or Deficiency, if any.

     (e) Final Determination of Excess or Deficiency. If Seller shall disagree with any item in the Preliminary Closing Date Balance Sheet or the computation of the Excess or Deficiency, Seller shall, within thirty (30) days after the date of receipt of the Preliminary Closing Date Balance Sheet, deliver to Purchaser written notice to the effect that it disagrees therewith and a statement of its basis for such disagreement. Absent the delivery to Purchaser of such written notice of disagreement, the Preliminary Closing Date Balance Sheet shall become the Final Closing Date Balance Sheet and the determination by Purchaser's Accountants of the Excess or Deficiency shall be conclusive. If Seller delivers a written notice of disagreement to Purchaser as described above and within the thirty (30) day period as required hereby, Seller shall then have the right to cause an inspection of the Preliminary Closing Date Balance Sheet to be conducted by Seller or Seller's Accountants. If Seller and Purchaser shall fail to reach agreement within thirty (30) days after receipt by Purchaser of such written notice from Seller, then a determination of the Final Closing Date Balance Sheet and a conclusive determination of the Excess or Deficiency shall be made by a certified public accounting firm jointly selected by Seller and Purchaser. If within five (5) days, Seller and Purchaser are unable to agree on selection of such certified public accountant, then the selection shall be made by the American

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Arbitration Association in New York City ("AAA"). The fees and expenses of the jointly selected accounting firm and the AAA shall be born equally by the Seller and Purchaser.

     (f) Adjustment From Estimate. Upon determination of the Final Closing Date Balance Sheet, if the Excess or Deficiency as conclusively so determined is such that the estimated adjustment pursuant to Section 2.03(c) resulted in an overpayment to the Escrow by Purchaser, then the amount of such overpayment shall be paid by Seller to Purchaser (in the event that the Escrow has already been distributed) or shall be deducted from the deferred portion of the Purchase Price to be disbursed to Seller from the Escrow and shall instead be disbursed to Purchaser (in the event that the Escrow has not been distributed). If, on the other hand, the Excess or Deficiency as conclusively so determined is such that the estimated adjustment pursuant to Section 2.03(c) resulted in an underpayment to the Escrow by Purchaser, then the amount of such underpayment shall be paid by Purchaser to Seller simultaneously with the disbursement of the deferred portion of the Purchase Price from the Escrow. Any such payment shall be made by wire transfer of immediately available Federal funds to an account designated in writing by the party entitled to receive the payment.


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III. Execution of Stock Sale Agreement.
     ---------------------------------

     3.01 Stock Sale Agreement. This Agreement is being executed at the offices of K-III Communications Corporation, 745 Fifth Avenue, New York, New York 10151.

IV.  Closing.
     -------

     4.01 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser (unless previously delivered) the following:

     (a) Certificates as to the good standing of the Company and each Subsidiary and the payment of all franchise taxes and filing of required reports from the appropriate officials of the respective jurisdictions in which the Company and each Subsidiary is incorporated, which certificates shall be dated as of a date which is a reasonably close date to the Closing Date.

     (b) Certificates representing the Shares, duly endorsed in blank or with duly executed stock powers.

     (c)  The certificates and opinion required under Section 8.01 hereof.

     (d) Resignation of each director and officer of the Company, each Subsidiary and the Katharine Gibbs Scholarship Foundation, dated as of the Closing Date.

     (e) The Non-Competition Agreement in substantially the form attached as Exhibit B.

     (f) A release of claims against the Company and the Subsidiaries in the form of Exhibit C attached hereto.

     (g) Evidence of release of the Company and the Subsidiaries from guarantees with respect to any debt of Seller or any of its affiliates (other than the Company and the Subsidiaries).

     (h) Such other documents as Purchaser may reasonably request evidencing the consummation of the transactions contemplated by this Agreement.

     (i) Guarantee of K-III Communications Corporation substantially in the form

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attached as Exhibit D.

     4.02 Deliveries by Purchaser. At the Closing, Purchaser will deliver to Seller (unless previously delivered) the following:

     (a) That portion of the Purchase Price to be delivered at closing pursuant to the provisions of Article II.

     (b)  The certificates and opinion required under Section 8.02 hereof.

     (c) Resolutions of the Board of Directors of Purchaser authorizing the transaction contemplated by this Agreement.

     (d)  Substitute letters of credit/surety bonds pursuant to Section 7.07.

     (e) Such other documents as Seller may reasonably request evidencing the consummation of the transactions contemplated hereby.

V.   Representation and Warranties of Seller.
     ----------------------------------------
Seller hereby represents and warrants to Purchaser on the date hereof as follows:

     5.01 Organization, Standing and Qualification. Each of Seller, the Company, and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority and is entitled to carry on its respective business as now being conducted and to own and operate its assets and to consummate the transactions contemplated by this Agreement. Each of Seller, the Company and each Subsidiary is duly qualified to do business as a foreign corporation in every jurisdiction listed on Schedule 5.01, which jurisdictions constitute every jurisdiction where failure to be so qualified would have a material adverse effect on its business or operations. Upon the execution of this Agreement, Seller is delivering to Purchaser true and complete copies of the Certificate of Incorporation and all amendments thereto, and the By-Laws, of Seller, the Company, and each

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Subsidiary, as in effect on the date of this Agreement, each certified as complete and correct by the respective secretaries of Seller, the Company and each Subsidiary.

     5.02 Stock of Company and Subsidiaries: Ownership of Schools. Schedule 5.02(a) sets forth the number of outstanding shares, the par value thereof, and the record and beneficial owner of such shares for the Company and each Subsidiary. Except as set forth on Schedule 5.02(b), Seller or the Company owns all of the outstanding shares of the Company and each Subsidiary, respectively, free and clear of all Encumbrances whatsoever. Except as set forth on Schedule 5.02(a), there are no agreements, commitments (including without limitation any warrants, rights or similar arrangements) or employee benefits plans relating to the issuance, sale or transfer, purchase or redemption of any equity security or other security of the Company or any Subsidiary or providing for cash payments based upon the value of any equity securities of the Company or any Subsidiary. The Shares and all shares described on Schedule 5.02(a) are validly issued and outstanding, fully-paid and non-assessable, and were issued in compliance with all federal and state securities laws and other Legal Requirements. There are no shares of capital stock or other securities of the Company or any Subsidiary outstanding other than the Shares and the shares listed on Schedule 5.02(a). Except as set forth on Schedule 5.02(c) neither the Company nor any Subsidiary owns any stock of any other corporation other than that of the Subsidiaries. The Company has never had any subsidiaries or other material investments in other Persons other than the Subsidiaries. The Subsidiaries have never had any subsidiaries or other material investments other than the Schools. Except as set forth on Schedule 5.02(a) neither the Company nor any Subsidiary owns or has any agreement or commitment to acquire, any equity securities of any Person or other direct or indirect ownership interest in any other business. The Company and the Subsidiaries are not, and for the past three

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(3) years have not been, engaged in any business other than the Schools.

     5.03 Execution, Delivery and Performance of Agreement; Authority. Except as set forth on Schedule 5.03, neither the execution, delivery nor performance by Seller of this Agreement or the other agreements and instruments referred to in this Agreement that Seller is executing and delivering ("Seller's Additional Agreements") nor the consummation by Seller of the transactions contemplated hereby or thereby (a) will violate in any material fashion any Legal Requirement, or (b) will (with or without the giving of notice, the passage of time or both) violate, conflict with, or constitute a default, right to accelerate, or loss of rights under, or result in the creation of any material Encumbrance pursuant to (i) the Certificate of Incorporation or By-Laws of Seller, the Company or any Subsidiary or (ii) any material contract, commitment, agreement, lease, license, permit, mortgage, deed of trust or restriction of any kind to which Seller, the Company or any Subsidiary is a party or by which any of them or their respective properties or businesses may be bound, (c) will cause, or give any Person grounds to cause, the maturity of any material liability or obligation of Seller, the Company or any Subsidiary to be accelerated or will increase any such liability, (d) except as required as a result of the transfer of the Shares, require any approval of, filing with, or consent from any governmental authority or other third party that is required to be obtained or made by Seller, the Company or any Subsidiary with respect to which the failure to obtain such approval or consent or make such filing would have a material adverse effect on the Company or any Subsidiary (e) cause Purchaser, the Company or any Subsidiary, solely as a consequence of the transactions contemplated by this Agreement, to become subject to, or liable for payment of, any federal, state or local taxes outside of the ordinary course of business. This Agreement constitutes, and upon execution and delivery, the Seller's Additional Agreements will constitute, duly executed, valid and binding

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obligations of Seller enforceable in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other laws of general application or equitable principles that affect the right of creditors generally, or by limitations on the availability of the remedy of specific performance or injunctive relief (collectively, the "Bankruptcy Exceptions")). All proceedings or corporate action required to be taken by Seller to authorize, or otherwise relating to, the execution, delivery and performance of this Agreement and Seller's Additional Agreements and the consummation of the transactions contemplated hereby and thereby have been taken. Concurrently with the execution of this Agreement, Seller is delivering to Purchaser a copy of the resolutions of Seller, certified by the secretary of Seller, authorizing the execution, delivery and performance of this Agreement and Seller's Additional Agreements and the consummation of the transactions contemplated and thereby. No approval by the stockholders of Seller is required with the respect to the transactions contemplated by this Agreement or the other agreements and instruments referred to in this Agreement.

     5.04 Books and Records Except as set forth on Schedule 5.04:

     (a) The minute books, stock record books, and other records of the Company and each Subsidiary, all of which have been made available to Purchaser, are substantially complete and correct and have been maintained in accordance with sound business practices, except where failure to so maintain such books and records would not have a material adverse effect upon the Company or any Subsidiary.

     (b) Each of the Company and each Subsidiary has maintained all of its accounting books and records in accordance with applicable Legal Requirements and GAAP, except where failure to so maintain such books and records would not have a material adverse effect upon the

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Company, and such books and records are true, correct and complete in all material respects.

     (c) At the Closing, all books and records described in this Section 5.04 will be in the possession of the Company and the Subsidiaries.

     5.05 Financial Statements. Seller has delivered, or will deliver prior to the fourteenth day following the date of this Agreement, to Purchaser the unaudited consolidated balance sheets of the Company and the audited balance sheets of the Subsidiaries as at December 31, 1996 (the "December Balance Sheet") and as at December 31, 1995, and unaudited consolidated statements of income of the Company and the audited statements of income of the Subsidiaries for the years ended December 31, 1995 and December 31, 1996, (collectively, the "Financial Statements") copies of which are attached hereto as Schedule 5.05(a). Except as set forth on Schedule 5.05(a), Seller represents and warrants that such balance sheets and statements of income fairly present the income, expenses, assets, liabilities and overall financial condition and results of operations of the Company and Subsidiaries on an unaudited consolidated basis and on an audited Subsidiary basis as at such dates or for such periods, all in accordance with GAAP, consistently applied. Except as set forth in Schedule 7.07(a), neither the Company nor any Subsidiary is required to provide any letters of credit, guaranty or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of operations of the Company or the Subsidiaries. Except as set forth on
Schedule 5.05(b) attached hereto, as of the date hereof, neither the Company nor any Subsidiary has any material indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

      (a) Those set forth or reserved against in the balance sheets included in the December Balance Sheet (and then only to the extent of such reserves);

     (b) Those incurred since the date of the December Balance Sheet in the ordinary course

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of business and consistent in nature with past practice the effect of which is reflected in the Financial Statements or those prepared in accordance with GAAP if such footnotes had been prepared, and which have been disclosed to Purchaser in writing, to the extent set forth, reserved or, in the case of footnote items, disclosed; and

     (c) Those which are so immaterial as not to be required to be disclosed in financial statements or notes thereto prepared in accordance with GAAP.

     There are no long-term fixed or contractual liabilities relating to the operation of the Company or any Subsidiary, as presently operated, the annual expenses of which are not reflected in the December Balance Sheet or which are not otherwise expressly disclosed or set forth in this Agreement or the schedules hereto. Other than obligations in respect of deferred tuition revenue, neither the Company nor any Subsidiary has any material obligations in respect of refundable deposits.

     5.06 Receivables. The accounts receivable (including, without limitation, student accounts receivable of the Company and each Subsidiary), except to the extent of the allowance for cancellations and doubtful accounts set forth in the December Balance Sheet, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of the Company and the Subsidiaries, and are recorded correctly on the applicable books and records of the Company and the Subsidiaries. To the best of Sellers' knowledge, the reserves established for such receivables in the December Balance Sheet are adequate. Seller shall not be liable for any receivable which is uncollected as a result of the transactions contemplated in this Agreement.

     5.07 Supplies. Ordinary business supplies (including without limitation textbooks) of the Company, the Subsidiaries and the Schools, as of the date hereof, are in customary amounts appropriate and adequate to the operations of the Company, the Subsidiaries and the Schools.

     5.08 Bank Accounts. Schedule 5.08 attached hereto sets forth a true, complete and correct list of the names of all banks and other financial institutions in which the Company or any Subsidiary has an account or safe deposit box, which list includes a description of such accounts, the account numbers and the names of all individuals authorized to draw thereon or have access thereto.

     5.09 Absence of Undisclosed Liabilities. Except as and to the extent set forth on Schedule 5.09 or reflected or reserved against on the December Balance Sheet and except for liabilities and obligations that arose in the ordinary course of business since December 31, 1996, as of the date hereof, to the knowledge of Seller, neither the Company nor the Subsidiaries have any material debts, liabilities or obligations of any nature whatsoever that are material to the Company or any Subsidiary or if unpaid or unsatisfied would result in the closing of any of the Schools.

     5.10 No Material Adverse Change. Except as and to the extent set forth on
Schedule 5.10, since December 31, 1996, there has not been any material adverse change in the business or financial condition of the Company or any Subsidiary.

     5.11 Litigation. Except as set forth on Schedule 5.11, to best of Seller's knowledge, there are no claims, legal actions, suits, arbitrations, governmental investigations or other legal or administrative proceedings in progress, pending or threatened against the Company or any of its Subsidiaries or the transactions contemplated by this Agreement, which if adversely determined (a) would have a material adverse effect on the Company or any Subsidiary or (b) would materially challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement.

     5.12 Compliance with Laws and Other Instruments. Except as set forth on
Schedule 5.12, to the best of Seller's knowledge, the Company and the Subsidiaries have complied in all

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material respects with all existing Legal Requirements that are material to their respective properties or operations. Except as set forth in Schedule 5.12, neither the ownership nor use by the Company or any of the Subsidiaries of their respective properties nor the conduct of their respective businesses conflicts in any material respect with the rights of any other Person or in any material respect violates, conflicts with or results in or, will in any material respect violate, conflict with or result in, a material default, right to accelerate or loss of rights under, any terms or provisions of any of their certificates of incorporation or by-laws as presently in effect, or any material Legal Requirement, Encumbrance, license, lease or other agreement to which the Company or any Subsidiary is a party or by which any of them or their respective properties or businesses may be bound.

     5.13 Real Property.
          -------------
     (a) The only real estate owned by the Company or any Subsidiary is listed on Schedule 5.13 (the "Real Property")

     (b) Schedule 5.13 sets forth a description of each lease for real property as to which the Company or Subsidiary is a party (the "Leases"). Other than the Real Property, during the past three (3) years, neither the Company nor and Subsidiary has owned, leased or operated any real estate other than property leased pursuant to the Leases.

     (c) Except as set forth in Schedule 5.13, the Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults under the Leases by the Company or any Subsidiary or, to the best of Seller's knowledge, the other party thereto; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Company or any Subsidiary thereunder.

     (d) The copies of the Leases submitted to Purchaser for its review (all of which are

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listed on Schedule 5.13) are true and correct copies thereof and constitute copies of all Leases providing for annual rental in excess of $12,000 per annum or a remaining term of one (1) year or longer from the date hereof under which the Company or any Subsidiary is a lessee or a lessor of real or personal property.

     5.14 Title.
          -----

     (a) Either the Company or the applicable Subsidiary has good title to the Real Property and to all personal property which is not the subject of a lease which is used in the operations of any of the Schools, and is material to the operations of any of the Schools including, without limitation, the assets reflected on the December Balance Sheet (except property sold after the December Balance Sheet date in the ordinary course of business), free and clear of all material Encumbrances except (i) as set forth in the December Balance Sheet or as otherwise expressly permitted by the terms hereof, or (ii) Encumbrances, if any, listed on Schedule 5.14 attached hereto.

     5.15 Environmental
          -------------

     To the best of Seller's knowledge, except as set forth on Schedule 5.15, neither the Company nor any Subsidiary has or is subject to any claim, obligation, liability, loss or expense of whatever kind or nature, contingent or otherwise, or is in material violation of any Legal Requirement pertaining to health, safety, hazardous substances, natural resources or environmental protection, including, but not limited to, asbestos regulations and occupational health and safety regulations, which material violation arises out of any act or omission of Seller, the Company or any of the Subsidiaries, their employees, agents or representatives or arises out of the ownership, use, control or operation by any of them of any plant, facility, site, area or property or from their release of any substance into the environment (the term "release" meaning any spilling, leaking,

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pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning air, soil and water, including without limitation any surface or ground water, drinking water supply, land, surface or subsurface strata, or the ambient air) and neither the Company nor any Subsidiary has received notice of, nor to the best of Seller's knowledge is there any valid basis for any of the foregoing, provided that the representation contained in this Section 5.15 does not include (x) any violation relating to premises leased by the Company or any Subsidiary unless such violation results directly from the operations conducted by the Company or any Subsidiary in such premises and (y) any matter which would have been disclosed if Purchaser had conducted a Phase I environmental audit at the premises in question.

     5.16 Employee Benefits, Plans and Agreements.
          ---------------------------------------


     (a) Schedule 5.16(a) contains a true and complete list of each "employee benefit plan" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any other bonus, compensation, severance, incentive, sick pay, sick leave, vacation, nonqualified deferred compensation, termination, consulting, retainer or other plan, agreement, policy, trust fund or arrangement: maintained by or for the benefit of or contributed to, or with respect to which there is potential liability, by either the Company or any Subsidiary or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company and Subsidiaries would be deemed a single employer" within the meaning of section 4001 of ERISA or section 414 of the Internal Revenue Code of 1986 (the "Code") for the benefit of any employee or former employee of the Company or any Subsidiary or any ERISA Affiliate or their beneficiaries (the "Plans"), whether or not such Plan has terminated except for any arrangements or plans which will be paid by Seller or its parent company following the Closing unless Purchaser can reasonably expect to have any liability with respect thereto.

     (b) With respect to each of the Plans (each of which is listed on Schedule 5.16(a)), Seller has heretofore delivered or made available to Purchaser true and complete copies of each of the following documents;

          (i) copy of the Plans (including all amendments thereto);

          (ii) a copy of all Summary Plan Descriptions (including any Summary of Material Modifications);

          (iii) a copy of the annual report together with all schedules and attachments thereto, if required under ERISA, with respect to each such Plan for the last year;

          (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under
Section 401 of the Code;

          (vi) the most recent determination Letter received from the Internal Revenue Service with respect to each Plan and related trust that is recognized as exempt under Section 501(c) of the Code; and

          (vii) the most recent valuation of the present and future obligations under each Plan that provides post-retirement or post-employment health, life, accident insurance or other "welfare type" benefits, if any;

          (viii) the three most recent actuarial reports for any Plans which are defined benefit plans; and

          (ix) with respect to any non-qualified deferred compensation plans, a copy of the top hat or excess benefit filing with the Department of Labor, or the annual reports for the last three years.

     (c) The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Plan and no condition exists that presents a material risk that such proceedings will be instituted.

     (d) Neither the Company nor any Subsidiary nor any ERISA Affiliate, nor any Plan, nor any trust created thereunder, nor any trustee, fiduciary or administrator thereof nor, to the best of Seller's knowledge, any other "disqualified person" (as defined in section 4975 of the Code) or "party-in-interest" (as defined in section 3(14) of ERISA), has engaged in a transaction in connection with which it or any Subsidiary or any ERISA Affiliate, any Plan, any such trust, or any trustee, fiduciary or administrator thereof, or any officer, director or employee of either the Company or any Subsidiary or an ERISA Affiliate or any party dealing with the Plans or any such trust, including but not limited, to any disqualified person or party-in-interest, as such terms are defined herein, could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

     (e) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which Seller, the Company or any Subsidiary or any ERISA Affiliate is required to pay under the terms of each Plan as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by Seller, the Company, a Subsidiary or such ERISA Affiliate on or prior to the Closing Date; and none of the Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the
                                      20
most recent fiscal year of each of the Plans ended prior to the date of this Agreement and no excise taxes are due or owing because of any accumulated funding deficiency with respect to any prior fiscal year of any Plan. Furthermore, full payment has been made of all insurance premiums applicable to each Plan that Seller, the Company or any Subsidiary or any ERISA Affiliate was required to pay as of the last day of the most recent plan year thereof ended prior to the date of this Agreement, and all such insurance premiums properly accrued through the Closing Date with respect to the current plan year thereof will be paid by Seller, the Company, a Subsidiary or such ERISA Affiliate on or prior to the Closing Date.

     (f) None of the Plans is a "multi-employer plan," as such term is defined in sections 3(37)(A) and 4001(a)(3) of ERISA or section 414(f) of the Code, or a Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(b) of the Code (and the regulations promulgated thereunder).

     (g) No plan is under audit by either the Internal Revenue Service, the Department of Labor or any other government agency and the Company or any ERISA Affiliate has not initiated any administrative proceeding with any of these agencies regarding any Plan.

     (h) No "reportable event" within the meaning of section 4043(b) of ERISA, other than any such reportable event with respect to which the 30-day notice requirement is waived pursuant to section 4043(a) of ERISA, has occurred or is expected to occur with respect to any Plan.

     (i) Nothing has occurred since the adoption of the Plans which resulted or could result in the revocation of the determination or loss of the qualification referred to in subsection (b)(iv) hereof.

     (j) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including, but not limited to, ERISA and the Code.

     (k) Except as set forth in Schedule 5.l6(k), and except for payments to be made by Seller and not the Company or any Subsidiary the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company, any Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (l) There are no material pending or, to the knowledge of Seller, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan, any trustee, administrator or fiduciary thereof, the Company or any Subsidiary or any ERISA Affiliate or any officer, director or employee of the Company or any Subsidiary or any ERISA Affiliate with respect to any such Plan (other than routine claims for benefits).

     (m) No underfunded defined benefit plan has been, during the five year period prior to the closing date, transferred out of the controlled group of companies (within the meaning of Section 414 of the Code) of which the Company is a member.

     5.17 Representations Regarding Tax Matters.
     ---- -------------------------------------

     (a) The Company and the Subsidiaries (or an affiliate, including Seller) have duly and timely filed (including extensions), with the appropriate United States, state, local and other governmental agencies all tax returns and reports due on or before the date hereof and will duly and timely file (including extensions) (i) all such tax returns and reports due with respect to the Company and each of the Subsidiaries between the date hereof and the Closing Date, and
(ii) all tax returns and reports relating to the Company and each of its Subsidiaries with respect to all periods prior to the Closing Date regardless of whether such tax returns and reports are due before or after the Closing Date; such tax returns and reports have been prepared, or will be prepared, in accordance with all Legal Requirements and are, or will be, accurate and complete in all material respects; each of the Company and each of the Subsidiaries (or an affiliate) has paid, will pay in a timely manner (including extensions), or has made appropriate provisions, including the withholding of payroll taxes, for the payment of all taxes due and payable as reflected by such returns (it being understood that no representation is being made in this Section that all positions taken on all such returns and reports will ultimately be sustained). In particular, but without limitation, the income, deductions, gains, losses, credits and other relevant items of the Company and each of the Subsidiaries, for any taxable period ending on or before the Closing Date, and all taxable periods that include the Closing Date, but only with respect to the days in such period up to and including the Closing Date, have been, or will be, included in the Seller's consolidated federal income tax return in accordance with all Legal Requirements. All items of income and deduction arising on the Closing Date will be reflected in the tax returns filed with respect to that date.

     (b) The Company is, and shall continue to be through Closing Date, a "Section 338(h)(10) Target" within the meaning of (S)1.338(h)(10) - 1(c) of the Treasury Regulations.

     (c) Seller is a member of a "consolidated group" (as defined in Section 1502 of the Internal Revenue Code) of which K-III Communications Corporation is, and since Seller's formation has been, the Parent.

     (d) To the best of Seller's knowledge, the "inside basis" of the Seller for tax purposes is equal to the "outside basis."

     (e) There are no deferred intercompany transactions, reorganizations, or transactions involving stock and/or securities of Seller or any of its Subsidiaries.

     5.18 Intellectual Property and Curricula.
          -----------------------------------

     (a) Schedule 5.18 hereto contains an accurate and complete description of all copyrights, trademarks, service marks, trade names, assumed names and patents, and all applications therefor which are used in connection with the operations of, or otherwise relate to, the Schools (the "Trademarks") together with the record owner of each such Trademark. Schedule 5.18 hereto also sets forth all registrations (including the jurisdictions thereof) of each Trademark. Each Trademark is owned by the Company or the Subsidiary set forth on Schedule
5.18 as its owner, free and clear of all Encumbrances. None of Seller, the Company or any Subsidiary has been sued or, to the best of Seller's knowledge, threatened with suit for infringement, violation or breach with respect to any Trademark, and, to the best of Sellers' knowledge, no basis exists for any such suit. None of Seller, the Company or any Subsidiary is on notice of any infringement, violation or breach of any Trademark by any other Person. To the best of Seller's knowledge, the Company or a Subsidiary has the exclusive right to use each trade name included among the Trademarks as an assumed business name in the states in which such tradename is used.

     (b) To the best of Seller's knowledge, no curricula or course materials (the "Curricula") or other products used, distributed, marketed or sold by the Company or any Subsidiary, or any know-how, trade secrets, Trademarks, designs, styles, or designations used by the Company or any Subsidiary (all of the foregoing, excluding the Curricula, being referred to as the "Intellectual Property") infringes on any copyrights, trademarks, patents or other rights of any Person and neither Seller, the Company, nor any Subsidiary has received any claims that any such infringement has occurred. Except as set forth on Schedule 5.18, neither Seller, the Company nor any Subsidiary has granted, nor to the Seller's best knowledge are there any third parties who claim to have been granted, the rights to any Intellectual Property or Curricula used, distributed, marketed or sold by the Company or any Subsidiary; and to the Seller's best knowledge there is no basis for any such claim or claims. The Intellectual Property constitutes all of the know-how, trade secrets, Trademarks, designs, styles and designations necessary to the operations of the Schools as presently conducted.

     5.19 Contracts and Commitments.
          -------------------------

     (a) Except as set forth in Schedule 5.19, neither the Company nor any Subsidiary is a party to or bound by any:

     (i) Loan or credit agreement providing for the extension of credit for borrowed money to employees;

     (ii) Service, employment, consulting, retainer or similar agreement which is not terminable on 90 days' notice or less without penalty or obligation to make payments by reason of such termination or which requires the payment of amounts in excess of $25,000 per annum or $5,000 upon severance;

     (iii) Covenant not to compete or confidentiality agreement which is material to the business, financial condition or results of operations of the Company or any Subsidiary;

     (iv) (a) Lease or similar agreement under which the Company or any Subsidiary is a lessor of, or makes available for use by any third party, any personal property owned by the Company or any Subsidiary, (b) continuing contract for the future purchase of materials, supplies or equipment, (c) management, service, printing, advertising, public relations, consulting or other similar type of contract in any one case that has an aggregate future liability in excess of $10,000 and that is not terminable by the Company or any Subsidiary on 90 days' or less notice for a cost of less than $10,000;

     (v) option to purchase real property;

     (vi) agreement or contract under which the Company or any Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the ordinary course of business) in an amount in excess of $10,000 in any one case or $50,000 in the aggregate; which will not be satisfied or released on or prior to the Closing Date.

     (vii) distribution or sales agreement which involved the payment of fees or commissions by the Company or any Subsidiary in excess of $5,000 in any one case or $25,000 in the aggregate, during the year ended December 31, 1996 (provided, that neither Seller, the Company nor any Subsidiary is party to any agreement providing for payment of commissions to sales representatives, whether employees or independent contractors);

     (viii) mortgage, pledge, security agreement, deed of trust or other document granting an Encumbrance (including Encumbrances upon properties acquired under conditional sales, capital leases or other title retention or security devices) any of which is material to the business, financial condition or results of operations of the Company or any Subsidiary;

     (ix) articulation agreement; and

     (x) any other agreement, contract, lease, license, commitment or instrument which was not made in the ordinary course of business and which involves future payments or performance valued in excess of $10,000 in any one case or $50,000 in the aggregate.

     (b) Each agreement, contract, lease, license, commitment or instrument of the Company or any Subsidiary described on Schedule 5.19 as an exception to subsection 5.19(a) above (the "Material Contracts") is a valid and binding obligation of the Company or such Subsidiary, respectively, and, assuming that such Material Contract is a valid and binding obligation of the other party or parties thereto, is in full force and effect, except such Material Contracts that have been fully performed by each of the parties thereto and under which none of the parties thereto has any further rights or obligations, or except as disclosed on Schedule 5.19. Neither the Company nor any Subsidiary is and, to the knowledge of Seller, the other parties are not (in each case with or without the lapse of time or the giving of notice, or both) in breach or default in any respect under any Material Contract, beyond applicable grace periods, except for such breaches and defaults which, individually or in the aggregate, do not, and, insofar as reasonably can be foreseen, in the future will not, entitle a party to the Material Contract to terminate the Contract or claim damages in excess of $10,000 or have a material adverse effect upon the business or operations of the Company or any Subsidiaries.

     5.20 Labor Matters.

     (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or is bound to any union or other similar employee representative. To the Seller's knowledge, with respect to the Company and the Subsidiaries, there are not (a) matters pending before the National Labor Relations Board or any similar state or local labor agency or (b) labor strikes, slowdowns or stoppages pending or threatened.

     (b) Schedule 5.20 lists all material written employee manuals, employment policies, contracts, agreements and other instruments which relate to, or arise out of, the employment of any person by the Company or any Subsidiary. Other than those disclosed in Schedule 5.20, neither the Company nor any Subsidiary has entered into any material employment agreements or other contracts or arrangements with respect to the performance of personal services. To the best of Seller's knowledge, the Company and each Subsidiary has performed all obligations required to be performed by it under all contracts, agreements and other instruments described in Schedule 5.20. There are no provisions in any such contracts, agreements or other instruments which would in any way impact or restrict the Company or any Subsidiary as a result of the execution, delivery or performance of this Agreement. Neither the Company nor any Subsidiary is in default under any such contract, agreement or instrument and, to best of Seller's knowledge, no other party to any such contract, agreement or instrument is in default thereunder, nor does any condition exist which, with notice or lapse of time or both, would constitute a default thereunder by Seller or any Subsidiary or, to the best of Seller's knowledge, by any other party thereunder. Seller's representations herein relate to all material contracts, agreements and other instruments, whether written or oral, expressed or implied, to which the Company or any Subsidiary is a party or otherwise relating to or affecting any of their assets, properties, operations or employees.

     (c) Seller represents and warrants that no activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of the Company or any Subsidiary, and no strike, slowdown, work stoppage, lockout or other collective labor actions by or with respect to any employees of the Company or any Subsidiary is in progress or has, to the knowledge of Seller, been threatened.

     (d) Except as set forth in the attached Schedule 5.11, Seller represents and warrants that there is no litigation, action, suit, investigation, claim, grievance, labor dispute, or other proceeding pending or, to the best of Seller's knowledge, threatened against or affecting the Company or any Subsidiary before any federal, state, local or other governmental or regulatory authority, any private agency or arbitrator, or between the Company or any of its Subsidiaries and any of the Company's or any Subsidiary's employees; and that Seller, the Company and each Subsidiary have complied with all Legal Requirements relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, and the payment of Social Security and other payroll and/or withholding taxes, and is not liable for any arrears of wages or any tax or penalty for failure to comply with any of the aforesaid Legal Requirements, including, but not limited to, the National Labor Relations Act, the Occupational Safety and Health Act of 1970, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, the Immigration Reform and Control Act of 1986, Executive Order 11246, or any similar Legal Requirements of the states in which the Schools operate and neither Seller nor the Company have knowledge of, or have received or been put on notice of any violation or alleged violation of any such Legal Requirement. Seller represents and warrants that nothing has come to the attention of Seller which would reasonably suggest that any present or former employee of the Company or any Subsidiary has or is likely to make any claim against Seller by virtue of any employment-related health defect or disease.

     (e) Purchaser does not assume any obligations of any kind with respect to any claim, demand, suit or liability with respect to any Workers' Compensation claim or Unemployment Compensation claim, if any, in process prior to the Closing Date, or which occur out of any accident or injury occurring prior to the Closing Date and Seller hereby represents and warrants that none so exist or if one arises after the Closing Date from injuries occurring prior to the Closing Date, it will indemnify Purchaser for any amounts expended as a result of such injury to employees of the Company or any Subsidiary.

     (f) The Company and the Subsidiaries have no knowledge of, and have not received or been put on notice of any material violation or alleged violation of any Legal Requirement. The Company and the Subsidiaries are not in default with respect to any material Legal Requirement or order, writ, judgment, award, or decree of any regulatory authority or private agency or arbitrator applicable and material to the Company or any Subsidiary, or their respective assets, properties, operations or employees.

     (g) For the period from March 7, 1994 through the date hereof, the Company and each Subsidiary has been in compliance with the Worker Adjustment and Retraining Notification Act ("WARN") and any other similar applicable state and/or local laws regarding employees, and, if applicable, it provided its employees with such advance notice of termination of employment as required by WARN, or other applicable state or local laws. Seller hereby covenants to indemnify and hold Purchaser harmless from and against any and all claims, charges, suits, demands, damages or liability, arising out of or relating to the Company's or any Subsidiary's noncompliance with WARN or other applicable state or local laws to the extent such claims relate to actions taken by the Company or any Subsidiary during the period from March 7, 1994 through the date hereof.

     5.21 Location of Assets. The tangible assets owned or leased by the Company or any Subsidiary are generally suitable and adequate and are located on the Real Estate or at one of the locations subject to the Leases.

     5.22 Insurance. The policies of fire, liability, worker's compensation and other forms of insurance described in Schedule 5.22 hereto are in effect with respect to the Company and the Subsidiaries, shall stay in effect through the Closing Date and provide adequate insurance coverage with respect to the Company and each Subsidiary.

     5.23 Recruitment; Admissions Procedures; Attendance; Reports; Refunds.

     Schedule 5.23(a) attached hereto is a complete list of all written policy manuals and other written statements of instruction relating to (a) recruitment of students for the Schools, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with Legal Requirements and ACICS requirements applicable to such procedures; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion (all of the foregoing, collectively, the "Policy Guidelines"). Seller has delivered or made available to Purchaser true, correct and complete copies of all Policy Guidelines. Except as disclosed on Schedule 5.23(b) attached hereto or in any other schedule to this Agreement, the operations of the Company, the Subsidiaries and each School have, in all material respects, been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies (including ACICS), and other agencies administering state or federal governmental financial assistance programs in which the Schools participate, and other applicable Legal Requirements. The Company and/or the applicable Subsidiary has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the Schools ("Compliance Reports") to all agencies or other entities with which such filings are required relating to its compliance with (i) ACICS standards, (ii) Legal Requirements governing programs pursuant to which the Schools or their students receive student financial assistance funding, and (iii) all articulation agreements between the Schools and degree granting colleges and universities in effect as of the date hereof, except where failure to submit such Compliance Reports would not have a material adverse effect on the business or operations of the Company or any Subsidiary. All forms and records of each School have been prepared, completed, maintained and filed in all material respects in accordance with all applicable Legal Requirements, and are true and correct in all material respects. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all Legal Requirements in all material respects, and there are no material deficiencies in respect thereto.

     5.24 Refunds. To the best of Seller's knowledge, the Company and each Subsidiary is in compliance in all material respects with all laws, regulations, rules and requirements of Federal, state and local government and of accrediting organizations, with respect to student tuition and tuition refund policies that are material to any School. To the best of Sellers' knowledge and except (i) as previously disclosed in prior audits by DOE or (ii) to the extent that such finding or non-conformity would not have a material adverse affect on the Company or any Subsidiary, no student at any School has been funded prior to the date for which such student was eligible for funding, and such student's records conform in form and substance to all relevant regulatory requirements. Since January 1, 1995, there have been no material amounts claimed by any government agency or accrediting organization from the Company or any Subsidiary as a result of any self-evaluation study or audit which is not reflected on the December Balance Sheet or been paid.

     5.25 Title IV and Accreditation Compliance. With the exception of the School in Piscataway, New Jersey which operates as a branch of the Montclair, New Jersey School, each School is certified by the DOE as an eligible institution under Title IV and is a party to, and to the best of Seller's knowledge is in compliance in all material respects, with, a valid program participation agreement with the DOE with respect to the operations of such School. Except as set forth in Schedule 5.25 attached hereto, none of the Seller, the Company or any Subsidiary has received any notice, not previously resolved without any ongoing liability, with respect to any alleged violation of the rules or regulations of the DOE or other governmental entity, or ACICS, by any School, including sales and marketing activities, or the terms of any program participation agreement to which any School is or was a party. If any such notices have been received and not resolved without any ongoing liability, Seller has disclosed its receipt and disposition to Purchaser in writing prior to the execution of this Agreement. Except as set forth on
Schedule 5.25 attached hereto, Seller is not aware of any investigation or review of the Company's or any Subsidiary's student financial aid programs or any review of accreditation of any School by any governmental entity or ACICS. As of the date hereof, no School has more than eighty-five percent (85%) of its revenues pursuant to Title IV Programs or derived from Title IV funds as determined in accordance with 34 C.F.R. (S) 600.5(d), and at no time after July 1, 1994 has more than eighty-five percent (85%) of the revenues of any School been pursuant to Title IV programs or derived from Title IV funds.

     5.26 Cohort Default Rates. Schedule 5.26 attached hereto sets forth the published cohort default rate for each School, as stated by the DOE and issued to such School for each year in which such data is available. To the best of Seller's knowledge, such schedule is materially accurate in all respects. None of the Company or any Subsidiary has received any notice as to the calculation or amount of the cohort default rates for any School for the year ended September 30, 1995.

     5.27 Licenses. Schedule 5.27 sets forth each and every material accreditation, license, permit and other similar regulatory approval issued by any Federal, state or local agency or private licensing or accrediting organization to which the Company or any Subsidiary is subject on the date hereof and which is material to the business of the Company or any Subsidiary (the "Licenses and Permits"). Except as set forth on Schedule 5.27, there are no Licenses and Permits relating to any School which either lapsed or were revoked since January 1, 1995. Each of the Company and the Subsidiaries currently maintain all material Licenses and Permits necessary to conduct its respective business and operations as presently being conducted, except where the failure to do so would not have a material adverse effect on its operations or financial condition.

No application made by the Company or any Subsidiary for any Licenses and Permits during the last three (3) years has been denied. Except as set forth on
Schedule 5.27, none of the Company, Seller or any Subsidiary has received notice that any of the Licenses and Permits will not be renewed and to the best of Seller's knowledge, there is no basis for nonrenewal.

     5.28 Grants and Aid. Schedule 5.28 sets forth, to Seller's knowledge, each and every type of student loan, grant, aid, tuition assistance, scholarship, guarantee or similar program pursuant to which students at any of the Schools received aid toward tuition during the period from and after January 1, 1995 and which is material to the business or financial condition of any School.

     5.29 Transaction Approvals. To the best of Seller's knowledge, there exists no fact or circumstance attributable to Sellers, the Company or any Subsidiary that would cause DOE, ACICS, state educational regulatory authorities or any other governmental entity whose authorization, consent or similar approval is a requirement for the consummation of the transactions contemplated by this Agreement to refuse to deliver such authorization, consent or similar approval.

     5.30 Delivery of Documents. True, correct and complete copies of all Leases, Material Contracts, Policy Guidelines and other documents, instruments, agreements and records of the Company and the Subsidiaries described on schedules to this Agreement or relating to the assets, liabilities and the operations of the Company and the Subsidiaries, the representations and warranties of Sellers contained in this Agreement or the operation of the Schools, have been delivered or made available to Purchaser.

     5.31 Disclosure. Neither this Agreement, nor any of the schedules, exhibits, attachments, written statements, documents, certificates or other items supplied to Purchaser in writing by or on behalf of Seller with respect to the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

VI.  Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller on the date hereof as follows:

     6.01 Execution, Delivery and Performance. This Agreement constitutes and upon execution and delivery the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering ("Purchaser's Additional Agreements") will constitute, valid and binding obligations of Purchaser enforceable in accordance with their terms (except as the enforceability thereof may be limited by the Bankruptcy Exceptions). Neither the execution, delivery or performance by Purchaser of this Agreement or Purchaser's Additional Agreements nor the consummation by Purchaser of the transactions contemplated hereby or thereby nor the consummation of the transactions herein or therein contemplated (a) will violate in any material fashion any statute or law or any rule, regulation, judgment, or order of any court or governmental authority, or (b) will violate, conflict with, or constitute a default, right to accelerate, or loss of rights under, or result in the creation of any material lien, charge or encumbrance pursuant to (i) the Certificate of Incorporation or By-Laws of Purchaser or (ii) any contract, commitment, agreement, lease, license, mortgage, deed of trust, or restriction of any kind to which Purchaser is a party or by which it or its properties or businesses may be bound or (c) will cause, or give any person grounds to cause, the maturity of any liability or obligation of the Purchaser to be accelerated or will increase any such liability.

     6.02 Organization, Standing and Qualification of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and is entitled to carry on its business as now being conducted;

is duly qualified to do business as a foreign corporation in every jurisdiction where failure to be so qualified would have a material adverse effect on its business or operations.

     6.03 Shareholder Approval. No approval by the stockholders of Purchaser is required with respect to the transactions contemplated by this Agreement or the other agreements and instruments referred to in this Agreement.

     6.04 Litigation. To the knowledge of Purchaser, there is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding in progress or pending or, to the knowledge of Purchaser, threatened against Purchaser or the transactions contemplated by this Agreement, which if adversely determined would materially challenge the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement.

     6.05 Purchase for Investment. Purchaser is purchasing the Shares for its own account for investment and not with a view to the distribution or resale thereof.

     6.06 Purchaser's Examination.

     (a) Purchaser is purchasing the Schools as a going concern, and is not relying on any forecasted operating results or budgets prepared by or on behalf of Seller, the Company or the Subsidiaries but rather upon its own plan of operations and financial forecasts for the Schools;

     (b) Nothing has come to Purchaser's attention that indicates that any of the representations or warranties set forth in Article V are false, incorrect or inaccurate; and

     (c) No representation or warranty is being made by any of the Seller, the Company or any Subsidiary or any of their respective representatives as to the future operations or prospects of the businesses of the Schools.

     6.07 Transaction Approvals. To the best of Purchaser's knowledge there exists no fact or circumstance attributable to Purchaser or any of its affiliates that would cause the DOE, ACICS, state educational regulatory authorities or any governmental entity whose authorization, consent or similar approval is a requirement for Purchaser to operate the schools or receive Title IV funds or for the consummation of the transactions contemplated by this Agreement, to refuse to deliver such consent, authorization or similar approval such that the Schools may operate in a manner substantially similar to their operations immediately prior to the Closing.

VII. Covenants of Purchaser and Seller.

     7.01 Governmental Filings. Seller and Purchaser will cooperate in preparing, and will each promptly file, their respective Pre-Merger Notification and Report Forms and any other information and documents required under the HSR Act, and each will promptly notify the other of any communication with respect to such filings from the United States Department of Justice or the Federal Trade Commission. Promptly following the execution of this Agreement, Seller and Purchaser agree to cooperate to take all acts and execute all documents as may be necessary to receive approval under or exception from HSR for the purchase of the Shares from Seller as contemplated under this Agreement. All filing fees connected with such process shall be paid by Seller with one-half of such fees to be reimbursed to Seller by Purchaser at Closing.

     7.02 Books and Records. For a period of seven years (7) after the Closing Date, no party shall destroy (or permit the destruction of) any of the books and records pertaining specifically to Seller, the Company, or any Subsidiary in such party's possession that may be required by any other party in connection with any tax audit, examination or other proceeding without first offering them to the other party in writing at least thirty (30) days prior to the date of their proposed destruction. Each party shall retain such records for longer than seven (7) years if notice is given by the other party within such seven (7) year period of any such proceeding requiring the records. After the date hereof, any party may inspect and make copies from such books and records related in any way to the Company, the Subsidiaries or the Schools which relates to their operations prior to the Closing in the possession of the other party on reasonable notice and at reasonable times.

     7.03 Further Assurance. Purchaser and Seller each agrees that from and after the Closing Date, it shall use its reasonable efforts to obtain all consents and authorizations of third parties and to make all filings with and give all notices to third parties and execute all documents which may be necessary or reasonably required in order to more effectively transfer, convey and assign to Purchaser all of the business, assets, liabilities and property of the Company and the Subsidiaries as contemplated by this Agreement; provided, however, that this Section 7.03 shall not apply to licenses, accreditations, governmental approvals or third party sources for student tuition.

     7.04 Operation of the Schools. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date (the "Interim Period"), Seller will cause the Company and each Subsidiary to (a) conduct its business and operations according to its ordinary and usual course of business including, without limitation, the continuation of the Company's and Subsidiaries' zero balance cash management system, (b) use its reasonable efforts to preserve substantially intact its business organization, (c) use its reasonable efforts to keep available the services of its present officers and employees and to preserve present relationships with all parties having significant business dealings with it, (d) execute and deliver a sublease of any equipment which is leased to Seller but used and paid for by the Company or any Subsidiary, and (e) comply with all Legal Requirements in all material respects. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement, during the Interim Period, without the prior written consent of the Purchaser, which consent shall not unreasonably be withheld or delayed, Seller will cause the Company and each Subsidiary not to:

     (i) (a) create, incur or assume any long-term debt (including obligations in respect of capital leases in excess of $50,000 in the aggregate), or create, incur or assume any short-term debt which shall not be released, discharged or satisfied on or prior to the Closing; or (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided that the Company and each Subsidiary may endorse negotiable instruments in the ordinary course of business;

     (ii) increase in any manner the compensation of any of its directors, officers or other employees, except any such increase, granted in the ordinary course of business in accordance with its customary practices (which shall include normal periodic performance reviews and related compensation and benefit increases), or materially increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees; or

     (iii) enter into any material agreement, commitment or transaction not in the ordinary course of business (including, without limitation, any borrowing, capital expenditure or capital financing in excess of $50,000).

     7.05 Public Announcements. Seller and Purchaser will consult with each other before issuing any report, statement or press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and neither of them shall issue any such report, statement or press release or make any such public statement prior to such consultation and the approval of the other party, except as in the reasonable judgment of counsel for the party may be required by law or may be appropriate in order to discharge its legally mandated disclosure obligations, in which case such party shall advise and confer with the other party before issuing any such report, statement or press release.

     7.06 State Licenses. Upon execution of this Agreement, Purchaser agrees to use its best efforts, including incurring such costs as are necessary, to obtain all state licenses necessary for Purchaser to operate the Schools; provided, however, that Purchaser's failure or inability to obtain or continue any such licenses or accreditation shall not excuse Purchaser from its obligations under this Agreement including, without limitation, its obligation to purchase the Shares. Seller further agrees to sign, or cause the Company and each Subsidiary to sign, all documents necessary to obtain the foregoing licenses and accreditation, provided that neither Seller, the Company nor any Subsidiary shall be obligated to sign any documents obligating it to pay any monies prior to the Closing or to take any actions or refrain from taking any actions.

     7.07 Guarantees, Letters of Credit, Surety Bonds. Schedule 7.07(a) sets forth a description of all guarantees issued by Seller or Seller's parent company as to certain obligations of the Company or the Subsidiaries to third parties, including, without limitation, lessors and state governments (the "Guarantees"). Purchaser agrees prior to the Closing Date to use its reasonable best efforts (excluding payments or delivery of collateral by Purchaser or delivery of guarantees from parties other than Purchaser) to have Seller released from all Guarantees. In the event Purchaser is unable to obtain any of such releases prior to the Closing Date, Purchaser shall deliver to Seller at Closing an indemnification agreement, together with a security bond, letter of credit or other instrument backstopping such indemnification, indemnifying and holding harmless Seller from and against any and all loss, liability or damage arising out of or relating to its obligations under the Guarantees in form and substance reasonably satisfactory to Seller. Schedule 7.07(b) sets forth letters of credit and surety bonds issued for the benefit of the Company or any of the Subsidiaries (together, the "LCS"). Purchaser shall provide substitute letters of credit or surety bonds at Closing which will enable Seller to receive delivery of the LCS undrawn by the recipients. Notwithstanding the foregoing, in no event shall Purchaser be required to pay monies in excess of $50,000 per annum in the aggregate in order to obtain the bonds and letters of credit required pursuant to the preceding sentence of this Section 7.07.

     7.08 Intercompany Accounts. Effective as of the close of business on the day preceding the date on which the Closing occurs, Seller shall cause all accounts payable or accounts receivable between Seller or any of Seller's affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company or any Subsidiary, on the other hand (except for receivables due to the Company or the Subsidiaries from their respective employees, which receivables are listed on Schedule 7.08 attached hereto), to be eliminated in such a manner as to cause neither a taxable gain nor a taxable loss to the Company or any Subsidiary.

     7.09 Election to Treat Sale of Shares as Sale of Assets.

          Seller agrees, if so directed by the Purchaser, to join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state and local tax law) (collectively, an "Election") with respect to the purchase and sale of the stock of the Company hereunder.

     7.10 Tax Returns. Seller shall be responsible for the preparation of all tax returns for periods ending on or before the Closing Date. Purchaser shall cooperate in the preparation of those returns. Purchaser shall be responsible for the preparation of all tax returns for periods ending after the Closing Date. Each of Seller and Purchaser will give the other party access to any records in its possession (or its affiliates possession) that the other party may reasonably request in order to prepare its tax returns. Each of Seller and Purchaser agrees not to destroy (or permit to be destroyed) any such records without first giving notice to the other party hereto and granting the party receiving such notice a reasonable opportunity to take possession of such records.

     7.11  Employees.

     (a) Purchaser agrees that all employees of the Company and the Subsidiaries will be entitled to enroll in Purchaser's Group Medical and Hospitalization Plan and that coverage thereunder shall be effective without any pre-existing limitation condition exclusions from and after the Closing Date.

     (b) Seller agrees to be responsible for and pay to the affected persons in accordance with the severance policies of the Company and its Subsidiaries as in effect on the date of the Agreement (the "KGS Severance Policy") an amount equal to severance benefits accruing for service through the Closing Date to those employees of the Company or the Subsidiaries whose employment is terminated by Purchaser, the Company or any Subsidiary within the later of ninety (90) days after the Closing Date and thirty (30) days following issuance of a DOE approval notice as defined in Section 11.01 in circumstances requiring the payment of severance benefits to such employee as determined under the KGS Severance Policy. In no event shall any employee who receives or is entitled to receive severance from Seller under this provision receive severance under a program of Purchaser.

     (c) Purchaser agrees to recognize years of service with the Company or any Subsidiary or any of their predecessors for purposes of service and vesting as required under any fringe benefit or other plan maintained for the benefit of employees of the Company or any Subsidiary after the Closing except for any grants under Purchaser's stock option programs.

     7.12 Due Diligence. For a period of fourteen days from the date of this Agreement, Purchaser shall have the right to conduct a due diligence review of the Company with respect to the following items: accounting, corporate records, contracts, litigation, environmental issues, student population, financial aid records, current class starts and marketing information. This review shall be conducted at reasonable times and under reasonable circumstances and Seller shall cooperate fully with such review. Seller shall furnish the representatives of Purchaser during such period with all such information and copies of such documents concerning the matters subject to the review as such representatives may reasonably request and cause Seller's officers, employees and agents to cooperate fully with such representatives, and to make full disclosure to Purchaser of all material facts affecting the matters subject to the review.

     7.13 Conduct of Business Through Closing From the date hereof through and including the Closing Date, and except as may otherwise be expressly provided for in this Agreement:

     (a) Seller shall conduct the business of the Company in a manner consistent with past practice and shall not engage in any transaction or enter into any material agreement or commitment outside the ordinary course of business;

     (b) Seller shall not knowingly take any action, or fail to take any action, which would make any representation or warranty contained in this Agreement materially untrue or prevent any condition to closing of the transactions contemplated hereby from being satisfied provided, however, Seller shall not be required to take any action out of the ordinary course of business which requires the expenditure of more than $50,000;

     (c) Seller shall not (i) permit or cause any material change in the business or financial condition of the Company and Subsidiaries; (ii) make any commitment for capital expenditures which, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000) without the prior written consent of Purchaser, (iii) make any material changes in any method of marketing, management or operation; (iv) amend any contracts, waive any rights under any contracts or enter into any contract that is not assignable to Purchaser without the consent of the other party thereto, (v) agree or commit (whether in writing or otherwise) to do any of the foregoing after the Closing Date, in each instance without the prior written consent of Purchaser.

     (d) Seller shall, with respect to the Company and Subsidiaries, maintain in full force and effect all insurance existing as of the date hereof.

     (e) except upon the prior written consent of Purchaser, Seller shall not settle, discharge, pay or otherwise satisfy any claims or causes of action (absolute, accrued, contingent or otherwise) other than in the ordinary course of business, nor shall Seller agree or commit to do any of the foregoing after the Closing Date without the prior written consent of Purchaser.

     (f) Seller promptly shall notify Purchaser of, and furnish Purchaser with any information Purchaser may reasonably request with respect to, the occurrence of any event or the existence of any fact that would result in Seller's representations and warranties not being true in all material respects.

     7.14 Other Offers. Until May 31, 1997, Seller and/or its directors, officers, affiliates and advisors shall not, directly or indirectly, (i) take any action to solicit, initiate, encourage, accept or agree to any negotiations regarding any Acquisition Proposal (as defined below); (ii) disclose any non-public information relating to the Company, the Subsidiaries or the Schools in connection with any Acquisition Proposal; or (iii) afford access to the assets, books or records of the Company, the Subsidiaries, or the Schools to, any person that, to the best of their knowledge, may be considering making, or has made, an Acquisition Proposal. The term "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, the acquisition of the issued and outstanding capital stock or the assets of the Company or any Subsidiary or any material portion thereof, other than the transactions contemplated by this Agreement. The Seller and/or its directors, officers, affiliates and advisors shall forthwith terminate all pending negotiations with respect to any Acquisition Proposal by any person other than the Purchaser.

     7.15 Estoppel Certificates. From the date of this Agreement through the Closing Date, with respect to the leases of real property in the name of the Company or any of the Subsidiaries, Seller shall use reasonable commercial efforts to obtain estoppel certificates from the lessors, provided however that such efforts need not include the expenditure of any monies by Seller.

     7.16 Transaction Approvals. Immediately following the execution of this Agreement, Purchaser and Seller agree to work together to inform the DOE, all relevant state governmental authorities and all relevant accrediting agencies (the "Regulators") of the transactions contemplated by this Agreement. The parties shall solicit input from the Regulators regarding the process of obtaining approvals for Purchaser to operate the Company and each of the

Subsidiaries including, without, limitation approval for a resumption of Title IV funding. The parties shall use their best efforts to persuade the Regulators that all necessary approvals be granted as soon as possible after the Closing Date and to determine whether such approvals are likely to be forthcoming.

     7.17 Purchaser's Licensing. Purchaser agrees that it will at all times, prior to a recision pursuant to Section 11 of this Agreement including, without limitation, during any Cure Period as defined in Section 11.02, use commercially reasonable efforts to secure all state, accrediting agency and DOE Approval Notices necessary to permit the resumption of Title IV funds and will not knowingly take or fail to take any commercially reasonable action which could jeopardize granting of any such approvals, provided however, Purchaser shall not be required to take any action that would change in any material manner the way the Schools were operated prior to the Closing Date nor shall Purchaser be required to take any action inconsistent with the other provisions of this Agreement including, without limitation, Section XI.

     7.18 The CEC Interim Period. During the period beginning on the Closing Date and ending on the termination of Purchaser's conditional right to rescind pursuant to Section XI (the "CEC Interim Period"):

     (a) Purchaser will provide Company with working capital (i) in amounts consistent with ordinary practice in the twelve (12) months preceding the closing adjusted for the fact that Title IV funds may be unavailable during this period and (ii) to sustain the operations of the Company and each of the Subsidiaries.

     (b) Purchaser shall conduct the business of the Company in a manner consistent with past practice and shall not engage in any transaction or enter into any material agreement or commitment outside the ordinary course of business;

     (c) Purchaser shall, with respect to the Company and Subsidiaries, maintain adequate insurance equivalent in all material respects to that in place immediately prior to the Closing Date;

     (d) Except upon the prior written consent of Seller, which consent shall not be unreasonably withheld, Purchaser shall not (i) permit or cause any material adverse change in the business or financial condition of the Company and Subsidiaries; (ii) make any commitment for capital expenditures, not previously planned, which, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000), (iii) make any material changes in any method of marketing, management or operation; (iv) amend any material contracts, waive any rights under any material contracts or enter into any material contract that is not assignable to Seller without the consent of the other party thereto, (v) agree or commit (whether in writing or otherwise) to do any of the foregoing after the Closing Date, unless such agreement is expressly conditioned on the termination of or Purchaser's failure to exercise Purchaser's right to rescind pursuant to Section XI; (vi) settle, discharge, pay or otherwise satisfy any claims or causes of action (absolute, accrued, contingent or otherwise) other than in the ordinary course of business, nor shall Purchaser agree or commit to do any of the foregoing after the Closing Date.

     7.19 Purchaser's Financing. Purchaser shall use reasonable commercial efforts to secure the financing necessary to consummate the transactions contemplated by this Agreement.

VIII.  Conditions to Closing.

     8.01 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at the option of Purchaser, at or prior to the Closing Date, of the following conditions:

     (a) Bring-Down of Representations and Warranties. Purchaser shall have received a certificate of a duly authorized officer of Seller stating that the representations and warranties of Seller made in Article V of this Agreement are true in all material respects at and as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the date hereof and except for changes permitted by, or necessitated by compliance with, this Agreement, with the same force and effect as if made on the Closing Date and all covenants and agreements required under this Agreement to be performed and complied with by Seller on or before the Closing Date have been performed and complied with in all material respects.

     (b) Opinion. Purchaser shall have received an opinion of Seller's in-house legal counsel in form reasonably satisfactory to Purchaser as to the matters set forth in Sections 5.01, 5.02, and 5.03.

     (c) No Material Adverse Change. Except for transactions permitted by in
Article VII of this Agreement, since the date of this Agreement, there shall have been no material change in the business or financial condition of the Company or any Subsidiary and there shall have been no legal actions, suits, arbitrations, governmental investigations or other legal or administrative proceedings in progress, pending or threatened against Seller, the Company or any of the Subsidiaries or the transactions contemplated by this Agreement, which if adversely determined would have a material adverse effect on the Company or any Subsidiary, or would materially challenge the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement.

     (d) Incumbency Certificate. Purchaser shall have received a certificate of the secretary of Seller verifying the due election, authorization and incumbency of the officers of Seller executing this Agreement or any other agreement contemplated herein to be executed by

Seller.

     (e) Consents. Purchaser shall have received the consent to the transactions contemplated hereby from each party to the Leases and the Material Contracts described on Schedules 5.13 and 5.19 whose consent is required under such agreements and where the failure to obtain such consent would have a material adverse impact on the Company or any of the Subsidiaries.

     (f) Performance of Agreements. Each and all of the agreements of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects (including, without limitation, the delivery of all documents required to be delivered to Purchaser pursuant to
Section 4.01 hereof).

     8.02 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at the option of Seller, at or prior to the Closing Date, of the following conditions:

     (a) Bring-Down of Representations and Warranties. Seller shall have received a certificate from a duly authorized officer of Purchaser stating that the representations and warranties of Purchaser made in Article VI of this Agreement are true in all material respects at and as of the Closing Date, except for representations and warranties specifically relating to a time or times other than the date hereof and except for changes permitted by, or necessitated by compliance with, this Agreement, with the same force and effect as if made on the Closing Date and all covenants and agreements required under this Agreement to be performed and complied with by Purchaser on or before the Closing Date have been performed and complied with in all material respects.

     (b) Seller shall have received an opinion of Purchaser's legal counsel in form reasonably satisfactory to Seller to the matters set forth in Sections 6.01 and 6.02.

     (c) Seller shall have received a copy of the resolutions of Purchaser, certified by the secretary of Purchaser, authorizing the execution, delivery and performance of this Agreement and Purchaser's Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

     (d) Seller shall have received adequate assurances from Purchaser that until the termination of Purchaser's right to rescind pursuant to Section XI Seller will provide working capital (i) in amounts consistent with ordinary practice in the twelve (12) months preceding the Closing adjusted for the fact that Title IV funds may be unavailable during this period and (ii) sufficient to sustain the operations of the Company and each of the Subsidiaries.

     8.03 HSR Approval. As a further condition precedent to the respective obligations of the parties hereunder, the waiting period required after the filing by Seller and Purchaser of their respective HSR Act Pre-Merger Notification and Report Forms, including any extensions of such period, shall have expired.

IX.  Indemnification.

     9.01 Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser, the Company and each of the Subsidiaries against and in respect of:

     (a) Any and all damage, loss or liability resulting from (i) any misrepresentation or breach of warranty of Seller set forth in this Agreement or
(ii) non-fulfillment of any covenant or agreement, on the part of Seller, under this Agreement or any other agreements or instruments delivered by Seller in connection herewith;

     (b) Any and all loss, liability or damage suffered or incurred by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services rendered to Seller by UBS Securities L.L.C. or alleged to have been rendered by any other person to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby; and

     (c) All litigation pending as of the Closing Date including, without limitation, those matters listed on Schedule 5.11.

     (d) Any and all damage, loss or liability suffered or incurred by reason of, or in connection with, any third party claim against the Company or any Subsidiary arising out of any event or events occurring prior to the Closing Date, regardless of whether such matters result from a breach of a representation or warranty by Seller;

     (e) Any and all actions, suits, proceedings, assessments, judgments, and all reasonable costs and reasonable legal and other expenses incidental to the enforcement of any of the foregoing.

     9.02 Further Indemnification by Seller. Without limiting the generality of the foregoing Section 9.01 and notwithstanding the provisions of Section 9.06 hereof, Seller agrees to indemnify and hold harmless Purchaser against and in respect of:

     (a) Indemnification for Certain Tax Liabilities.

         (i) Seller shall indemnify and hold harmless Purchaser from and against any liability, loss or damage incurred by Purchaser, the Company, or any of the Subsidiaries, and any transferee, officer, director, stockholder or employee of the foregoing, from and against the payment of any and all Tax Liabilities (as that term is defined in clause (ii) below), and for all out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by Purchaser, the Company or any Subsidiary and any transferee, officer, director, stockholder or employee of the foregoing, in connection with any action for enforcement of Seller's obligations under this paragraph in which Purchaser, the Company or a Subsidiary is the prevailing party.

     (ii) For purposes of this Section 9.02(a), the term "Tax Liabilities" or "Tax Liability" shall mean any and all liabilities of Seller, the Company, or the Subsidiaries for taxes (including liabilities incurred by reason of the Company or the Subsidiaries being a member of any affiliated group (as defined in Section 1504(a) of the Code) for any time up to and including the Closing Date), whether federal, state, county, local or foreign, based upon or measured by income, and all profits, franchise, gross receipts, withholding, payroll, stamp, sales, use, employment, occupation, property, excise, recapture, value-added, unitary and other taxes (including, without limitation, interest, additions to tax, additional amounts, or penalties thereon or penalties for failure to file a return or report, and taxes resulting from any election pursuant to Section 338 of the Code in connection with the sale of the Shares pursuant hereto), imposed from time to time by any taxing authority, except liabilities reflected on the Final Closing Date Balance Sheet for the purpose of determining the purchase price adjustment pursuant to Section 2.03 (but only to the extent of the amount at which such liabilities are actually reflected thereon). Such Tax Liabilities include, without limitation, liability imposed in the capacity of transferee or successor or with respect to any group of corporations or joint venture of which the Company or any of the Subsidiaries have been a member at any time up to and including the Closing Date. Such Tax Liabilities also shall include, without limitation, any and all liabilities for taxes resulting from any transaction pursuant to this Agreement, including, without limitation, any liability arising from the Company, or any of the Subsidiaries ceasing to be a member of the affiliated group including Seller, or any failure of the Company or any of the Subsidiaries to be included in any consolidated, combined or unitary tax return with Seller, any and all tax liabilities attributable to the Election contemplated under Section 7.09 of this Agreement, and any and all tax liabilities arising as a result of the distribution of appreciated real or other property by the Company to the Seller or an affiliate of the Seller, which liabilities shall be the sole responsibility of Seller. If Seller breaches any of the obligations under

Section 7.09 of this Agreement and Purchaser, the Company or any Subsidiary incurs liability for taxes by reason of an Election, Seller will indemnify and hold harmless Purchaser, the Company or any Subsidiary from any such tax liability to the extent such tax liability exceeds what it would have been had Seller not breached such obligation. Seller also will indemnify and hold harmless Purchaser, the Company or any Subsidiary against all Tax Liabilities of Seller and any other corporation (other than the Company or the Subsidiaries) affiliated with Seller, as a result of S 1.1502-6 of the Treasury Regulations or any similar provisions of Federal, state or local law.

          (iii) In the event that a claim shall be made by the Internal Revenue Service ("IRS") or any other taxing authority for Tax Liabilities which claim, if successful, may result in an obligation on the part of Seller to indemnify Purchaser, the Company or any Subsidiary, and any transferee, officer, directors, stockholder or employee of the foregoing, pursuant to this Section 9.02(a), Seller shall have sole control over the conduct of a contest undertaken by Seller under this clause (iii) or other disposition of such claim, provided, however, that in the event that Seller receives notice of any such claim; Seller
(A) shall promptly notify Purchaser in writing of such claim (specifying in reasonable detail the basis of such claim, action, or suit and facts pertaining thereto) and of any action taken or proposed to be taken from time to time by the IRS or any other taxing authority in respect thereto, (B) shall have reasonably determined, and agreed in writing, that such claim, if determined adversely to Purchaser, the Company or any Subsidiary, would result in a Tax Liability for which Seller is required to indemnify Purchaser against under this
Section 9.02(a), (C) shall keep Purchaser informed of the progress of any such contest or any such other disposition, and (D) if such claim is to be contested by filing a claim for refund, shall provide the funds sufficient to pay any tax attributable to such claim, together with any penalties, additions to tax, additional amounts, or interest attributable to such tax, necessary to be paid to proceed with such claim for refund. In the event that Seller receives a settlement offer which is acceptable to Seller or decides to make any settlement offer to the IRS or any other taxing authority with respect to contest undertaken by Seller under this subparagraph, Seller shall notify Purchaser thereof. Purchaser shall, and shall cause the Company and each Subsidiary to, cooperate in any contest as and to the extent reasonably requested by Seller, and Seller shall reimburse Purchaser's out-of-pocket costs and expenses (including reasonable attorneys' and accounting fees) incurred by it, the Company or any Subsidiary in connection with such cooperation or participation in the defense, or compromise of any asserted claims or demands. Notwithstanding anything to the contrary herein, Seller shall pay to the party being indemnified, on an after-tax basis, the amount of any Tax Liabilities payable hereunder, no later than the date on which the obligation for such Tax Liability is the subject of a final determination (as that term is hereinafter defined) and the amount of all costs that the indemnified party has incurred in connection with the preceding sentence. For purposes of this Section 9.02(a), a "final determination" shall be deemed to occur with respect to a proposed adjustment when (A) there is a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, binding and is non-appealable, (B) there is a closing agreement entered into with Seller's prior consent made under section 7121 of the Code or other administrative settlement entered into with Seller's prior consent with the IRS or other taxing authority, or (C) if the Tax Liability has been paid, when the time for instituting a claim for refund in respect thereto has expired, or, if a claim was filed and Purchaser gave timely notice thereof to Seller and the time for instituting suit with respect thereto has expired. Upon receipt by Purchaser, the Company or any Subsidiary of a refund or credit of any tax paid by it in respect of which Seller has provided the funds to pay such tax, any refund received or credited with respect to such claim and any interest which is attributable to such refund, and which is paid by the taxing authority, shall be paid to Seller forthwith upon receipt thereof. Purchaser shall notify Seller forthwith of any Tax Liability claim of which Purchaser becomes aware.

     (vi) Upon receipt by Purchaser, the Company or any Subsidiary of a refund or credit of any tax, and interest attributable thereto, with respect to a taxable period (or part thereof) ending on or before the Closing Date, such refund or credit shall be paid to Seller forthwith upon receipt thereof by Purchaser, the Company or any Subsidiary, unless such tax refund or credit is reflected on the Final Closing Date Balance Sheet. If, for any reason, there is a claim that any such refund or credit which has been paid over to Seller, and interest attributable thereto, is required to be repaid to any taxing authority, Seller shall indemnify Purchaser, the Company or any Subsidiary, on an after-tax basis, for any resultant taxes, interest, penalties, additions to tax, additional amounts, assessments or deficiencies, which indemnity shall be in conformity with the applicable provisions of this Section 9.02(a). Seller shall be responsible for the preparation of all tax returns for all taxable periods ending on or prior to the Closing Date. Purchaser, the Company and Subsidiaries shall cooperate in the filing of such tax returns. Purchaser, the Company, and the Subsidiaries shall be responsible for the preparation of all tax returns for all taxable periods ending after the Closing Date. Seller shall cooperate in the filing of such tax returns.

     (b) Any and all reasonable costs and reasonable legal and other expenses incidental to the enforcement of any of the foregoing.

     9.03 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless Seller against and in respect of:

     (a) Any and all damage, loss or liability resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of Purchaser under this

Agreement or any other agreements or instruments delivered to Seller in connection herewith;

     (b) Any and all loss, liability or damage suffered or incurred by Seller by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

     (c) Any and all actions, suits, proceedings, assessments, judgments, and all reasonable costs and reasonable legal and other expenses incidental to the enforcement of any of the foregoing.

     9.04 Third Party Claims.

     (a) In order for Purchaser or Seller, as the case may be, to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person, firm, governmental authority or corporation other than Purchaser or Seller, or their respective successors, assigns or affiliates (a "Third Party Claim") against the indemnified party, such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly after receipt by such indemnified party of notice of the Third Party Claim. Thereafter, the indemnified party shall deliver to the indemnifying party, within ten (10) business days after receipt by such indemnified party's receipt thereof, copies of all notices relating to the Third Party Claim.

     (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to so participate in or assume the defense of a Third Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

     (c) In no event will the indemnified party admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of Third Party Claim which the indemnifying party may recommend and which releases the indemnified party completely in connection with such Third Party Claim; provided, that such recommended settlement, compromise or discharge does not impose any restrictions on future activities of the indemnified party or its affiliates or may be reasonably anticipated to have a material adverse impact on the business or operations of the indemnified party or its affiliates.

     (d) In the event the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation after giving five days' prior written notice to the indemnifying party setting forth the terms and conditions of settlement.

     9.05 Survival. All representations and warranties, covenants and agreements made by the parties in this Agreement shall survive only through the eighteen
(18) months anniversary of the Closing Date, provided however, that (a) the representations and warranties in Sections 5.29 and 6.07 shall survive only through the termination of Purchaser's right to rescind this transaction pursuant to Section XI, and (b) the representations and warranties in Section 5.02 with respect to title to the Shares and the obligation to indemnify and hold harmless pursuant to Section 9.02 shall survive indefinitely.

     9.06 Conditions to Indemnification. Notwithstanding any provision of this Agreement to the contrary, Seller shall have no liability under Section 9.01 and Purchaser shall have no liability under Section 9.03 except to the extent that the aggregate amount of claims, losses, liabilities, damages or expenses (collectively, the "Damages") of the party seeking indemnification based thereon or resulting therefrom is Three Hundred Thousand Dollars ($300,000) in the aggregate and then only to the extent Damages exceed such $300,000 threshold; provided, that the foregoing limitations shall not apply to (i) any claim under
Section 9.01(a) based upon breach by Seller of the representations and warranties set forth in Section 5.02, (ii) any claim under Section 9.01(b) or 9.03(b) or (iii) any claim under Section 9.01(c). Furthermore, notwithstanding any provision of this Agreement to the contrary, in no event shall either party's liability under this Article IX exceed in the aggregate an amount in excess of the Purchase Price.

     9.07 Exclusive Remedy. Following the Closing Date and except as required to enforce Purchaser's rights and remedies pursuant to Section XI, the right of indemnification pursuant to this Agreement shall constitute the sole and exclusive remedy of each of the parties hereto in the event of a breach of representation, warranty, covenant or agreement set forth herein by the other party.

X. Termination and Abandonment.

     10.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

     (a) By mutual consent of Seller and Purchaser; or

     (b) By either Seller or Purchaser at any time after June 30, 1997, if any condition to the other parties' obligations set forth in Article VIII hereof is not satisfied by such date;

     (c) By Purchaser, on or before the fourteenth day after the date of this Agreement, if, in Purchaser's reasonable judgment, the results of Purchaser's due diligence review, conducted pursuant to Section 7.12 hereof, are not satisfactory;

     (d) By Purchaser, on or before the twenty-first day after the date of this Agreement, if, in Purchaser's reasonable judgment, Purchaser has not obtained satisfactory commitments from all sources of financing, debt and/or equity, for the transactions contemplated by this Agreement;

     (e) By Seller, during a period which shall run from the twenty-first day following the date of this Agreement through the thirty-first day after the date of this Agreement, if, in Seller's reasonable judgment, satisfactory financing commitments from all sources of financing, debt and/or equity, for the transactions contemplated by this Agreement, are not satisfactory.

     (f) By Purchaser or Seller, on or before the twenty-first day after the date of this Agreement, if in Purchaser or Seller's reasonable judgment, the parties have received unfavorable indications regarding the likelihood of obtaining necessary approvals regarding the transition of the Schools from the Regulators.

     10.02 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.01, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein:

     (a) upon request therefor, Purchaser will redeliver all documents, work papers and due diligence materials relating to Company or any Subsidiary relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

     (b) no party hereto shall have any liability or further obligation to any other party to this Agreement except (i) for any breach of a covenant or agreement of such party contained in this Agreement and (ii) as stated specifically in this Agreement; and

     (c) all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other person to which made.

XI.  Conditional Recision
     --------------------

     11.01 Definition. "DOE Approval Notice" shall mean a provisional program participation agreement issued to Purchaser and executed by DOE.

     11.02 Conditional Recision by Purchaser.

          (a) Subject to Seller's right to cure as set forth below, and for a period equal to six (6) months from the Closing Date, Purchaser shall have the right and option to rescind the transactions contemplated by this Agreement under the following conditions (the "Recision Conditions"):

               (i) DOE issues to Purchaser a denial of its application for a DOE Approval Notice and advises the Purchaser and Seller that such denial is based wholly or in material part on any financial aid irregularities, including, without limitation, audit or program review disallowances and improperly disbursed student financial assistance funds, relating to the operation of any School prior to the Closing ("Seller Pre-Closing Financial Aid Irregularities") or any other pre-Closing condition of any School, the Company, Seller or any of their affiliates, the existence of which condition constitutes a breach by Seller of its representations and warranties set forth in this Agreement (each a "Seller Inadequacy"); or

               (ii) DOE issues to Purchaser a DOE Approval Notice or DOE Approval Notices which require the posting of a letter of credit or letters of credit by Purchaser of more than $9,000,000 in the aggregate and DOE advises the Purchaser and Seller that the requirement of the letter of credit or letters of credit is based wholly or in material part on any Seller Pre-Closing Financial Aid Irregularity or Seller Inadequacy.

          (b) Purchaser shall notify Seller within five (5) days of Purchaser's receipt of notice of the occurrence of a Recision Condition. Seller shall have for sixty (60) days from such notice to Seller (the "Cure Period") the right, but not the obligation, to cure any Recision Condition by (i) inducing DOE to issue a DOE Approval Notice or DOE Approval Notices which require the posting of a letter of credit or letters of credit by Purchaser in an amount no more than $9,000,000 in the aggregate; or (ii) inducing DOE to issue a letter expressly stating that no Seller Pre-Closing Financial Aid Irregularity or Seller Inadequacy has caused DOE either (A) to fail to issue a DOE Approval Notice or
(B) to issue a DOE Approval Notice or Approval Notices which require the posting of a letter of credit or letters of credit of more than $9,000,000 in the aggregate. If Seller fails to cure the Recision Condition within the Cure Period and Purchaser elects to exercise its right to rescind, Purchaser shall notify Seller of such election within seven (7) days of the end of the Cure Period.

     11.03 Recision Procedure.

          (a) In the event that Purchaser exercises its right of recision, Purchaser shall immediately turn over operating control of Company, the Schools and the Subsidiaries to Seller. A date no later than ten (10) days following the date on which Purchaser notifies Seller of Purchaser's election to rescind shall be set by agreement of the parties on which to close the recision (the "Recision Closing Date"). On the Recision Closing Date:

               (i) Purchaser shall deliver to Seller certificates representing the Shares, duly endorsed in blank or with duly executed stock powers, resignation of each officer and director of the Company, each Subsidiary and the Katharine Gibbs Scholarship Foundation, dated as of the Recision Closing Date and shall take all other actions necessary to effect the recision in all respects as soon as possible;

               (ii) Seller shall wire to Purchaser in immediately available funds an amount equal to the Closing Date Payment and shall take all other actions necessary to effect the recision in all respects as soon as possible including, without limitation, agreeing to the disbursement of funds in the Escrow to Purchaser, provided that any sums in the Escrow established in accordance with the provisions of Section 2.02(a) of this Agreement shall not be released until the completion of the accounts resolution in subparagraph (b) below

          (b) Within thirty (30) days of the Recision Closing Date, Purchaser shall provide Seller with an accounting of all working capital amounts used by the Company and each of the Subsidiaries from the Closing Date through the date of recision and the amount of cash received by the Company, each of the Subsidiaries and the Schools during that same period (the "CEC Ownership Accounts").

          (c) If Seller disagrees with any item in the CEC Ownership
Accounts, Seller
shall, within thirty (30) days after the date of receipt of the CEC Ownership Accounts, deliver to Purchaser written notice to the effect that it disagrees therewith and a statement of its basis for such disagreement. Absent the delivery to Purchaser of such written notice of disagreement, the CEC Ownership Accounts shall become final. In the event that the working capital amounts invested exceed the cash received, Seller shall pay to Purchaser the difference. In the event the cash received exceeds the working capital amounts, Purchaser shall pay to Seller the difference. If Seller delivers a written notice of disagreement to Purchaser as described above and within the thirty (30) day period as required hereby, Seller shall then have the right to cause an inspection of the CEC Ownership Accounts to be conducted by Seller or Seller's Accountants. If Seller and Purchaser fail to reach agreement within thirty (30) days after receipt by Purchaser of such written notice from Seller, then a final determination of the CEC Ownership Accounts shall be made by a certified public accounting firm jointly selected by Seller and Purchaser. If within five (5) days after such 30-day period, Seller and Purchaser are unable to agree on such a firm, then the selection shall be made by the AAA. The fees and expenses of the jointly selected accounting firm and the AAA shall be borne equally by the Seller and Purchaser.

          (d) Within ten (10) days of a final determination of the CEC Ownership Accounts, Purchaser and Seller shall jointly execute instructions to the Escrow Agent to release the escrowed funds to Purchaser less any amounts owed to Seller pursuant to the adjustment in 11.03(c) which amounts shall be distributed to Seller. If, pursuant to the adjustment in 11.03(c), Seller owes Purchaser additional monies, such monies shall be paid from Seller to Purchaser by wire transfer in immediately available funds at the time of the escrow distribution.

     11.04 Termination of Right to Rescind. Purchaser's right to rescind shall become null and void upon the earlier of:

          (a) the issuance of all applicable DOE Approval Notices with a requirement of a letter of credit or letters of credit of no more than $9,000,000 in the aggregate.

          (b) the six month anniversary of the Closing Date if neither of the Recision Conditions in Section 11.02 have occurred.

          Within five (5) days of the termination of Purchaser's right to rescind, Purchaser and Seller shall jointly execute instructions to the escrow agent to release all funds in the Escrow established in accordance with section 2.02(a) to Seller subject to any adjustments pursuant to Section 2.03 to the extent that any such adjustments have been made prior to the termination of the right to rescind but no payment has been made in respect of such adjustments. No disbursement of funds from the Escrow shall be delayed as a result of any pending adjustments pursuant to Section 2.03.

     11.05 Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, Purchaser's exclusive remedy to the existence of a Recision Condition and the underlying breach of a representation or warranty giving rise to such Recision Condition, shall be recision as set forth in Section XI, provided that the foregoing shall not be construed to prevent Purchaser from seeking indemnification pursuant to Section IX for any breach of representation or warranty not known to Purchaser at the time of the termination of its right to rescind hereunder.

XII. Miscellaneous.

     12.01 Headings. All headings in this Agreement are for convenience only and are not part of the substance of this Agreement.

     12.02 Entire Agreement. This Agreement contains the entire agreement between Purchaser and Seller with respect to the subject matter hereof and supersedes all prior agreements relating to the same subject matter, except for the confidentiality agreement executed by Purchaser and relating to the transactions contemplated by this Agreement, the provisions of which shall remain in full force and effect.

     12.03 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof.

     12.04 Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

     12.05 Notices. All notices, requests, demands, specifications and other communications under or in connection with this Agreement shall be in writing, shall be personally delivered or sent by registered or certified mail, or, to the extent receipt is confirmed, by telecopy and shall be deemed to have been given or made when received at the following offices:

If to Purchaser:    Career Education Corporation
                    2800 West Higgins Road
                    Hoffman Estates, Illinois 60195
                    Attention: John M. Larson, William Klettke
                    Facsimile: (847) 781-3610

Copies to:     D'Ancona & Pflaum
               30 North LaSalle Street
               Suite 2900
               Chicago, Illinois 60602
               Attention: Michel J. Feldman
               Facsimile: (312) 580-0923

and            Goldberg, Kohn, Bell, Black
               Rosenbloom & Moritz, Ltd.
               55 East Monroe Street
               Suite 3700
               Chicago, Illinois 60603
               Attention: Dennis B. Black, Esq.
               Facsimile: (312) 332-2196

If to Seller:  K-III Communications Corporation
               745 Fifth Avenue
               New York, NY 10151
               Attn: Beverly C. Chell
               Facsimile: (312) 745-0199

Copy to:       K-III Communications Corporation

               745 Fifth Avenue
               New York, NY 10151
               Attn: Christopher Fraser, Esq.
               Facsimile: (212) 745-0131

     12.06 Binding Effect, Amendment. This Amendment shall bind and inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement may be amended, modified or supplemented only in a writing executed by Purchaser and Seller.

     12.07 Assignment. This Agreement may not be assigned by Seller or Purchaser without the prior written consent of the other in each instance. Any purported assignment without the prior written consent of the other party shall be void.

     12.08 Expenses. Purchaser and Seller shall each pay their own expenses with respect to this Agreement and the transactions contemplated by this Agreement.

     12.09 Third Party Beneficiaries. The covenants, agreement, representations and warranties of Seller and Purchaser are made or given solely for the benefit of the other party. It is not intended by the parties hereto that any third party, including, without limitation, any employees of Seller, the Company or any Subsidiary be or is a beneficiary of any of such covenants, agreements, representations or warranties.

          IN WITNESS WHEREOF, this Agreement has been executed by Seller and Purchaser by their respective officers thereunto duly authorized as of the date appearing at the head of the first page hereof.

                                       K-III PRIME CORPORATION, INC.



                                       By: /s/ BEVERLY C. CHELL
                                           --------------------------
                                           Vice Chairman




                                       CAREER EDUCATION
                                       CORPORATION



                                       By: /s/ JOHN M. LARSON
                                           --------------------------
                                           CEO
                                      68

                  List of Exhibits, Appendices and Schedules
                  ------------------------------------------

Exhibit A.......................................................Escrow Agreement
Exhibit B..............................................Non-Competition Agreement
Exhibit C.......................................................Seller's Release
Exhibit D..........................Guarantee of K-III Communications Corporation


Appendix I..........................................................Subsidiaries
Appendix II..............................................................Schools


Schedule 5.01......................................................Jurisdictions
Schedule 5.02(a)............................Company Shares and Subsidiary Shares
Schedule 5.02(b)..........................................Encumbrances on Shares
Schedule 5.02(c)...............................................Other Stock Owned
Schedule 5.03...........................................Conflicts with Agreement
Schedule 5.04..................................................Books and Records
Schedule 5.05(a)............................................Financial Statements
Schedule 5.05(b).....................................................Liabilities
Schedule 5.08......................................................Bank Accounts
Schedule 5.09............................................Undisclosed Liabilities
Schedule 5.10...........................................Material Adverse Changes
Schedule 5.11.........................................................Litigation
Schedule 5.12.........................................................Compliance
Schedule 5.13...........................................Real Property and Leases
Schedule 5.14..............................................Encumbrances on Title
Schedule 5.15......................................................Environmental
Schedule 5.16(a)..........................................Employee Benefit Plans
Schedule 5.16(k)....................................................Compensation
Schedule 5.18..............................................Intellectual Property
Schedule 5.19..........................................................Contracts
Schedule 5.20......................................................Labor Matters
Schedule 5.22..........................................................Insurance
Schedule 5.23(a).................................................School Policies
Schedule 5.23(b)....................................School Policy Non-Compliance
Schedule 5.25..............................Title IV and Accreditation Compliance
Schedule 5.26...............................................Cohort Default Rates
Schedule 5.27...........................................................Licenses
Schedule 5.28....................................................Grants and Aids
Schedule 7.07(a)......................................................Guarantees
Schedule 7.07(b)..................................Letters of Credit/Surety Bonds
Schedule 7.08...............................................Employee Receivables